RESTRICTED STOCK UNIT AGREEMENT

THIS AGREEMENT made as of the 10th day of January, 2008, between Noven Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Robert C. Strauss. (“Grantee”).

1. Award.

(a) Shares. Pursuant to the Noven Pharmaceuticals, Inc. 1999 Long-Term Incentive Plan (the “Plan”), the Company hereby grants to the Grantee the right to receive 50,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.0001 per share (the “Restricted Stock Units”). The Shares shall be issued to the Grantee upon the satisfaction of the terms and conditions set forth herein on January 10, 2010.

(b) Plan Incorporated. Grantee acknowledges receipt of a copy of the Plan, and agrees that this award of Restricted Stock Units shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement.

2. Restricted Stock Units. Grantee hereby accepts the Restricted Stock Units and agrees as follows:

(a) Forfeiture Restrictions. The Restricted Stock Units and the right to receive the Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of. The Grantee shall forfeit the Restricted Stock Units and the right to receive the Shares if the Grantee violates any of the provisions contained in Section 12 or 14 of the Separation Agreement between the Company and the Grantee dated January 2, 2008. The prohibition against transfer and the risk of forfeiture described in this paragraph are herein referred to as “Forfeiture Restrictions.”

(b) Certificates. A certificate evidencing the Shares shall be issued by the Company in Grantee’s name no later than ten (10) business days after January 10, 2010, provided that Forfeiture Restrictions have lapsed and not been violated. Shares. Notwithstanding any other provisions of this Agreement, the issuance or delivery of the Shares may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law or regulation applicable to the issuance or delivery of such shares. The Company shall not be obligated to issue or deliver the Shares if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

3. Withholding. To the extent that the receipt of the Restricted Stock Units, the Shares, or the lapse of any Forfeiture Restrictions results in income to Grantee for federal or state income tax purposes, Grantee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company may require to meet its withholding obligation under applicable tax laws or regulations, and, if Grantee fails to do so, the Company, may in its sole discretion, (i) cause Grantee’s right to receive the Shares as forfeited or (ii) withhold from any cash or stock remuneration then or thereafter payable to Grantee any tax required to be withheld by reason of such resulting compensation income.

4. Status as a Shareholder. Until the Shares are issued, the Grantee shall have no rights as a shareholder, including the right to vote the Shares and receive all dividends and other distributions paid or made with respect thereto.

5. Status of Shares. Grantee agrees that the Shares will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. Grantee also agrees (i) that the certificates representing the Shares may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the Shares on the stock transfer records of the Company if such proposed transfer would be in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Shares.

6. Committee’s Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Restricted Stock Units or the Shares.

7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Grantee.

8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Grantee has executed this Agreement, all as of the date first above written.

NOVEN PHARMACEUTICALS, INC.

By: /s/ Jeff Mihm
Name: Jeff Mihm
Title: Vice President, General Counsel and Corporate Secretary

GRANTEE

/s/ Robert C. Strauss